ARTICLES OF AMENDMENT

OF

LOCKHEED MARTIN CORPORATION

Lockheed Martin Corporation, a Maryland corporation (the “Corporation”), certifies as follows:

FIRST: The Charter of the Corporation is hereby amended by deleting Article V, Section 3 in its entirety and inserting in its place the following:

“SECTION 3. Subject to the terms of any shares of Series Preferred Stock that may be outstanding from time to time, any director or the entire Board of Directors may be removed from office as a director or directors at any time, but only for cause, by the affirmative vote at a duly called meeting of stockholders of a majority of the votes entitled to be cast generally for the election of directors.”

SECOND: The Charter of the Corporation is hereby amended by deleting Article VII, Section 5 in its entirety and inserting in its place the following:

“SECTION 5. Notwithstanding any provision of law requiring the approval or authorization of any action by holders of shares of stock of the Corporation entitled to cast a greater number of votes than a majority of all the votes entitled to be cast on the matter, any such action shall be valid and effective if approved and authorized by the affirmative vote, at a meeting, of a majority of all the votes entitled to be cast on the matter.”

THIRD: These amendments were advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf on this 24th day of April 2008, by its Senior Vice President and General Counsel who acknowledges that these Articles of Amendment are the act of the Corporation and that to the best of his knowledge, information and belief and under penalties for perjury, all matters and facts contained in these Articles of Amendment and required to be verified under oath are true in all material respects.

ATTEST:	LOCKHEED MARTIN CORPORATION

/s/ Lillian M. Trippett	By:	/s/ James B. Comey (SEAL)
Lillian M. Trippett		James B. Comey
Vice President and Secretary		Senior Vice President and General Counsel